SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. 1)


                         PSi Technologies Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    74438Q109
                           ---------------------------
                                 (CUSIP Number)


                                December 31, 2002
                           ---------------------------
              Date of Event which Requires Filing of This Statement




CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

RULE 13D-1(B)  [ ]
RULE 13D-1(C)  [ ]
RULE 13D-1(D)  [X]




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------------------                                                     --------------------------
                CUSIP NO. 74438Q109                                         13G                              PAGE 2 OF 8 PAGES
----------------------------------------------------                                                     --------------------------
---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                                                                         NJI No. 2 Investment Fund

---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a) [X]
                                                                                                                  (b) [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                 Cayman Islands
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                                       1,955,741
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                                              00
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                                       1,955,741
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                                              00
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,955,741
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     14.7%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                                       CO
---------------- ------------------------------------------------------------------------------------------------------------------





                               Page 2 of 8 Pages

----------------------------------------------------                                                     --------------------------
                CUSIP NO. 74438Q109                                         13G                              PAGE 3 OF 8 PAGES
----------------------------------------------------                                                     --------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                                                                    JAFCO Investment (Asia Pacific) Ltd.

---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a) [X]
                                                                                                                  (b) [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                                   Singapore
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                                              00
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                                       1,955,741
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                                              00
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                                       1,955,741
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,955,741
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     14.7%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                                       CO
---------------- ------------------------------------------------------------------------------------------------------------------





                               Page 3 of 8 Pages

----------------------------------------------------                                                     --------------------------
                CUSIP NO. 74438Q109                                         13G                              PAGE 4 OF 8 PAGES
----------------------------------------------------                                                     --------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                                                                             Roberto de Ocampo

---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a) [X]
                                                                                                                  (b) [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                    Filipino
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                                               0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                                              01
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                                               0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                                              01
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       01
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       00%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                                       IN
---------------- ------------------------------------------------------------------------------------------------------------------





                               Page 4 of 8 Pages

ITEM 1(A)         NAME OF ISSUER:

                          PSi Technologies Holdings, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          Electronics Avenue, FTI Complex, Taguig,
                          Metro Manila 1604, Philippines

ITEM 2(A)         NAME OF PERSON FILING:

                          NJI No. 2 Investment Fund

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                          c/o Jafco Investment (Asia Pacific) Ltd
                          6 Battery Road
                          #42-01
                          Singapore 049909

ITEM 2(C)         CITIZENSHIP:

                          Cayman Islands

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                          Common Shares

ITEM 2(E)         CUSIP NUMBER:

                          74438Q109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                          N/A

ITEM 4            OWNERSHIP:

                     NJI No. 2 Investment Fund ("NJI") beneficially owns 1,955,741 Common Shares of PSi Technologies Holdings, Inc. ("PSi"), of which one share has been assigned to Roberto De Ocampo as its nominee. Dan Siazon ceased to be a director of PSi on June 26, 2002, and in connection therewith, transferred back to NJI two PSi Common Shares which he had held as NJI's nominee. JAFCO Investment (Asia Pacific) Ltd., the fund manager of NJI, changed its name from Nomura/JAFCO Investment (Asia) Ltd., on July 13, 2000.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                          N/A

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                          N/A



                               Page 5 of 8 Pages

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                          N/A

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                          N/A

ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                          N/A

ITEM 10           CERTIFICATION

                          N/A















                               Page 6 of 8 Pages

                                    SIGNATURE


                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     NJI NO. 2 INVESTMENT FUND

                                     Date: February 10, 2003

                                     Signature: /s/ Chew Cheng Keat
                                                --------------------------------
                                     Name/Title:  Chew Cheng Keat, Attorney




                                     JAFCO Investment (Asia Pacific) Ltd.

                                     Date:  February 10, 2003

                                     Signature: /s/ Chew Cheng Keat
                                                --------------------------------
                                     Name/Title:  Chew Cheng Keat, Director



                                     Date:  February 10, 2003

                                     Signature: /s/ Roberto de Ocampo
                                                --------------------------------
                                     Name/Title:  Roberto de Ocampo




                                     Date:  February 10, 2003

                                     Signature: /s/ Dan I. Siazon
                                                --------------------------------
                                     Name/Title:  Dan I. Siazon



                               Page 7 of 8 Pages

                             JOINT FILING AGREEMENT
                             ----------------------

                     We, the signatories of the Amendment No. 1 to the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.



                                          By: /s/ Robert de Ocampo
                                              ---------------------------------
                                              Name: Robert de Ocampo





                                          NJI No. 2 Investment Fund

                                          By: /s/ Chew Cheng Keat
                                              ---------------------------------
                                              Name: Chew Cheng Keat
                                              Title: Attorney



                                          JAFCO Investment (Asia Pacific) Ltd.

                                          By: /s/ Chew Cheng Keat
                                              ---------------------------------
                                              Name: Chew Cheng Keat
                                              Title: Attorney




Dated: February 10, 2003





                               Page 8 of 8 Pages